Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

INSPIRE VETERINARY PARTNERS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share issuable upon conversion of the Series B Preferred Stock in the Private Placement	(1)	457(o)	29,194,092	$0.69	$20,143,924.00	0.0001381	$2,781.87
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share issuable on exercise of warrants issued in the Private Placement	(2)	457(o)	18,975,000	1.00	18,975,000.00	0.0001381	2,620.44
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share issuable pursuant to the Target Notes	(3)	457(o)	1,250,000	$0.69	$862,500.00	0.0001381	$119.11

Total Offering Amounts:							$39,981,424.00		5,521.42
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$5,521.42

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).